Exhibit 10.6

STATE OF NORTH CAROLINA
AGREEMENT
COUNTY OF MECKLENBURG
     THIS AGREEMENT (this “Agreement”) is entered into as of the Effective Date (defined below) by and between LANCE, INC., a North Carolina corporation (the “Company”), and L. R. Gragnani, Jr. (“Gragnani”).
STATEMENT OF PURPOSE
     Gragnani has been employed by the Company for a number of years and currently holds the position of Vice President — Information Technology/CIO. On November 10, 1997, the Company and Gragnani entered into an Executive Severance Agreement (the “Severance Agreement”) whereby the Company agreed to provide Gragnani with certain benefits in the event of a termination of his employment. In addition, also on November 10, 1997, the Company and Gragnani entered in to a Compensation and Benefits Assurance Agreement whereby the Company agreed to provide Gragnani with certain benefits in the event of the termination of his employment under certain specified circumstances in connection with a Change in Control, as defined in the Compensation and Benefits Assurance Agreement.
     The parties have agreed to terminate the employment relationship and to resolve all issues relating to Gragnani’s employment with the Company and the termination of that employment relationship on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Agreement, the parties hereto mutually agree as follows:
     1. Definitions. As used herein, the following terms shall have the following meanings:
(a)	“Affiliate” with reference to the Company means any Person that directly or indirectly is controlled by, or is under common control with, the Company, including each subsidiary of the Company. For purposes of this definition the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)	“Person” means any individual, corporation, association, partnership, business trust, joint stock company, limited liability company, foundation, trust, estate or other entity or organization of whatever nature.

(c)	“Effective Date” with reference to this Agreement means the eighth (8th) day following the execution of this Agreement, if not a Saturday, Sunday or legal holiday, and if such day is a Saturday, Sunday or legal holiday, then the first business day following such eighth (8th) day.
     2. Termination of Employment; Resignation from Offices. The Company does hereby terminate Gragnani’s employment without cause, with said termination to be effective as of February 14, 2007 (the “Termination Date”); however, beginning on January 24, 2007, Gragnani will be relieved from the performance of his regular duties and shall only be required to make himself available from time to time, during normal business hours, as requested by the Company’s Chief Financial Officer or his designee, to consult with Company officials on matters related to the business of the Company. As requested by the Company, Gragnani hereby resigns from all offices, committees and positions he holds with the Company and its Affiliates, including but not limited to the position of Vice President — Information Technology/CIO, with said resignation to be effective as of the Termination Date. If requested by the Company, Gragnani will execute any additional resignation letters, forms or other documents that acknowledge his resignation from such employment, positions, committees and offices.
     3. Payments by the Company. The Company agrees to pay or provide Gragnani with the following:
(a)	Compensation and benefits to which Gragnani is otherwise entitled as an employee of the Company at Gragnani’s current rate and status until the Termination Date in accordance with the Company’s generally applicable policies and procedures (because he will not be required to work normal business hours during the period from January 24, 2007 through the Termination Date, Gragnani agrees that salary continuation during that period shall exhaust Gragnani’s accrued vacation entitlement);

(b)	Compensation and benefits to which Gragnani is entitled under the Severance Agreement in accordance with the terms of the Severance Agreement. For purposes hereof, the Company acknowledges and agrees that the termination of Gragnani’s employment shall be considered to have been an “involuntary Termination of Employment without Cause,” and Gragnani is entitled to receive all payments and benefits set forth in Paragraph 4 of the Severance Agreement. The parties agree that Gragnani is entitled to be paid $264,600 under Paragraph 4(a) of the Severance Agreement and that Gragnani is entitled to receive under Paragraph 4(c) of the Severance Agreement the greater of (i) $9,299 or (ii) the actual bonus earned through the Termination Date;

(c)	Gragnani has participated in various Company sponsored incentive plans. As the result of the termination of his employment, he will forfeit certain unvested benefits under the 2003 Long—Term Incentive Plan for Officers and the 2004 Long-Term Incentive Plan for Officers and will forfeit all benefits (because none are vested) under the 2005 Long-Term Incentive Plan for Officers, the 2006 Five-Year Performance Equity Plan for Officers and Senior Managers and the 2006 Three-Year Incentive Plan for Officers. As additional consideration for the execution of this Agreement and in satisfaction of any claim to the unvested benefits under the 2003

Long-Term Incentive Plan for Officers (the stock options and restricted stock which would have become vested in April of 2007) and in satisfaction of all of his rights (whether vested or unvested) under all of the 2004, 2005 and 2006 incentive plans referenced above, the Company agrees to pay Gragnani the sum of $128,500;

(d)	Gragnani has participated in various other Company sponsored benefit plans including the Compensation Deferral and Benefit Restoration Plan, Profit-Sharing and 401(k) Retirement Savings Plan, the Employee Stock Purchase Plan and other Long-Term Incentive Plans. All of Gragnani’s vested interests in any benefit plan in which he had vested interests as of the Termination Date (except the 2004 Long-Term Incentive Plan for Officers referenced in Paragraph 3(c) above) shall be paid when and as provided in, and otherwise subject to, the terms, provisions and conditions of the applicable plans, and nothing in this Agreement shall modify or override the terms, provisions or conditions of those plans;

(e)	In the event that Gragnani elects to continue his medical insurance coverage under COBRA, the Company will pay the COBRA premium (except for the amount of the group insurance premium that the Company’s employees must customarily contribute from time to time for similar coverage, until the earlier of (i) February 13, 2008 or (ii) the date Gragnani becomes eligible for medical insurance coverage under a successor employer’s plan;

(f)	The Company will provide Gragnani with 90 days of outplacement services through a vendor to be identified and paid by the Company. The outplacement will begin on a date chosen by Gragnani no later than ninety (90) days from the Effective Date;

(g)	The Company will sell Gragnani the automobile used by him in connection with his employment for $20,000 which represents a discount off the retail value of such vehicle.
     4. Termination of Compensation and Benefits Assurance Agreement and all Other Benefits Not Specified in this Agreement. It is agreed that this Agreement is not being entered into in connection with a Change in Control, that Gragnani is not entitled to receive any compensation or benefits under the Compensation and Benefits Assurance Agreement, that the Compensation and Benefits Assurance Agreement is hereby terminated and that neither party has any further rights and obligations thereunder. The Company and Gragnani acknowledge and agree that all other benefits and perquisites related to or resulting from Gragnani’s employment and positions with the Company and its Affiliates, which are not described and provided for in this Agreement, terminate on the Termination Date, and that the Company has no further obligations with respect thereto.
     5. Confidential Information and Company Property. Gragnani acknowledges that by reason of Gragnani’s employment by the Company, Gragnani has had access to certain Company “Trade Secrets” (as defined in the North Carolina Trade Secrets Protection Act,

N.C.G.S. §66-152) and confidential Company information relating to the business of the Company (collectively “Confidential Information”). Gragnani agrees that he shall not directly or indirectly use, reveal, disclose or remove from the Company’s premises Confidential Information or material containing Confidential Information, without the prior written consent of the Company. In addition, Gragnani represents that he has returned to the Company all property of the Company which was in his possession.
     6. Employment Taxes and Withholdings. Gragnani acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.
     7. Confidentiality of this Agreement; Employment Reference. Gragnani shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to members of his immediate family, his attorneys, his tax advisors and the appropriate taxing authorities or as otherwise required by law, hereinafter “Qualified Persons”) the terms of this Agreement, including the amounts payable hereunder. If any person asks about the above matters, he will simply say that all issues relating to his employment have been resolved. Gragnani further agrees that he will refrain from making derogatory comments about the Company or its agents or Affiliates. The Company agrees that the Company and its officers and managers will likewise refrain from making derogatory comments about Gragnani. The Company further agrees that if any person makes inquiry concerning Gragnani, the Company will advise such person only as to the dates of Gragnani’s employment with the Company and the positions held.
     8. Release of the Company. Gragnani, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company and its Affiliates, and each and every one of their respective present and former shareholders, directors, officers, employees and agents, and each of their respective successors and assigns, from and against any and all claims, demands, actions, causes of action, damages, costs and expenses, including without limitation all “Employment-Related Claims,” which Gragnani now has or may have by reason of any thing occurring, done or omitted to be done prior to the Effective Date of this Agreement; provided, however, this release shall not apply to any claims that Gragnani may have for the payments or benefits expressly provided for Gragnani or otherwise specifically referred to in this Agreement. For purposes of this Agreement, “Employment-Related Claims” means all rights and claims Gragnani has or may have:
(i)	related to his employment by or status as an employee of the Company or any of its Affiliates or the termination of that employment or status or to any employment practices and policies of the Company, or its Affiliates;

(ii)	related to any of the incentive plans referenced in Paragraph 3(c) above; and

(iii)	under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).

     9. Special ADEA Waiver Acknowledgements. GRAGNANI ACKNOWLEDGES AND AGREES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING RIGHTS AND CLAIMS ARISING UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (“ADEA”). GRAGNANI FURTHER ACKNOWLEDGES AND AGREES THAT:
(a)	THIS AGREEMENT DOES NOT RELEASE, WAIVE OR DISCHARGE ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT;

(b)	HE IS ENTERING INTO THIS AGREEMENT AND RELEASING, WAIVING AND DISCHARGING RIGHTS OR CLAIMS ONLY IN EXCHANGE FOR CONSIDERATION THAT HE IS NOT ALREADY ENTITLED TO RECEIVE;

(c)	HE HAS BEEN ADVISED, AND IS BEING ADVISED IN THIS AGREEMENT, TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT;

(d)	HE HAS BEEN ADVISED, AND IS BEING ADVISED IN THIS AGREEMENT, THAT HE HAS UP TO TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND TO DELIVER (OR CAUSE TO BE DELIVERED) THIS AGREEMENT TO EARL D. LEAKE, VICE PRESIDENT OF HUMAN RESOURCES, AND THAT IF HE EXECUTES THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAY PERIOD, THEN HE EXPRESSLY WAIVES HIS RIGHTS WITH RESPECT TO THE REMAINING TIME, AND THAT THE AGREEMENT WILL BECOME EFFECTIVE THE EIGHTH DAY AFTER HE SIGNS IT AS REFERENCED IN PARAGRAPH 9(e) BELOW; AND

(e)	HE IS AWARE THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS AFTER THE DAY HE SIGNS THIS AGREEMENT AND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY AFTER THE DATE THIS AGREEMENT IS SIGNED, ON WHICH DAY, THE EFFECTIVE DATE, THIS AGREEMENT WILL AUTOMATICALLY BECOME EFFECTIVE UNLESS PREVIOUSLY REVOKED WITHIN THAT SEVEN-DAY PERIOD. HE IS ALSO AWARE THAT TO AFFECT A REVOCATION, HE MAY, WITHIN THE SEVEN-DAY PERIOD DELIVER (OR CAUSE TO BE DELIVERED) TO EARL D. LEAKE, VICE PRESIDENT OF HUMAN RESOURCES, NOTICE OF HIS REVOCATION OF THIS AGREEMENT NO LATER THAN 5:00 P.M. EASTERN TIME ON THE SEVENTH (7TH) DAY FOLLOWING HIS EXECUTION OF THIS AGREEMENT.

     10. Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.
     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Gragnani, his heirs, executors and administrators.
     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer on the execution date indicated below, and Gragnani has hereunto set his hand and seal on the execution date indicated below.

LANCE, INC.

By	s/ Earl D. Leake

Earl D. Leake Vice President of Human Resources

Execution Date: 1/24/07

s/ Louis R. Gragnani, Jr.

L. R. Gragnani, Jr.

Execution Date: 1/31/07